EXHIBIT 10e.
                           WINNEBAGO INDUSTRIES, INC.
                      OFFICERS INCENTIVE COMPENSATION PLAN
                               GROUP A - OFFICERS
                             FISCAL PERIOD 2000-2001

                                 PLAN AMENDMENT


         On June 20, 2001, the Winnebago Industries, Inc. Board of Directors approved a Plan amendment to the Officers Incentive Plan for fiscal period 2000-2001 as recommended by the Compensation Committee. As provided by the Plan, the Committee does have the discretion and authority to make any and all determinations necessary or advisable for administration of the Plan and may amend or revoke any rule or regulation so established for the proper administration of the Plan. The Committee exercised its discretion and received approval from the Board during the third and fourth quarters of fiscal 2001 by measuring performance using only the EPS element of the Plan against the financial plan as established. The performance measurement was then expressed as a percentage (Financial Factor) against the compensation targets previously established by the Board of Directors in accordance with the Plan.